Exhibit 10.1

TENTH AMENDMENT AGREEMENT

THIS TENTH AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of September, 2004, by and among FLEET CAPITAL CORPORATION (“Lender”), a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033; and UNITED INDUSTRIAL CORPORATION (“UIC”), a Delaware corporation, and the following of its subsidiaries: AAI CORPORATION (“AAI”), a Maryland corporation, DETROIT STOKER COMPANY, a Michigan corporation; AAI ENGINEERING SUPPORT INC., a Maryland corporation, and AAI/ACL TECHNOLOGIES, INC., a Maryland corporation (each a “Borrower” and collectively the “Borrowers”). Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Credit Agreement (defined below).

WHEREAS, the Borrowers and the Lender are parties to the Loan and Security Agreement, dated as of June 28, 2001, as amended by the Waiver, Amendment and Consent Agreement dated as of March 6, 2002;  the Second Amendment and Consent Agreement dated as of June 28, 2002; the Third Amendment and Waiver Agreement dated as of March 21, 2003; the Fourth Amendment to Loan Agreement dated as of March 31, 2003; the Fifth Amendment Agreement dated as of September 30, 2003; the Sixth Amendment Agreement dated as of November 17, 2003; the Seventh Amendment Agreement dated as of December 31, 2003; the Eighth Amendment Agreement dated as of May 18, 2004; and the Ninth Amendment Agreement dated as of August 16, 2004 (as amended, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested and the Lender has agreed to amend the Credit Agreement, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and in reliance thereon, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                          Amendments.  Subject to the satisfaction in full, on or prior to the Agreement Effective Date, of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(i)            The first sentence of Section 1.1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

1.1.1                        Loans and Reserves.  Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Loans to Borrowers from time to time, as requested by the Designated Borrower in the manner set forth in Section 3.1.1 and, in the case of LIBOR advances, Section 3.1.4 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) the Borrowing Base at such time, minus the LC Amount and reserves, if any, including, without limitation, reserves for Environmental Claims, and (ii) 10,000,000.

(ii)                                  Section 8.2.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

8.2.1                        Mergers; Consolidations; Sales; Acquisitions.  Merge or consolidate with any Person, or acquire or sell all or any substantial part of the Properties of any Person or of any business unit or division thereof, absent the Lender’s prior written consent, provided, that upon prior written notice to Lender, AAI may sell its transportation division.  All net cash proceeds from any sale of assets to which Lender consents or which is otherwise permitted hereunder shall be used, at the time of the receipt of such proceeds, to repay the outstanding Loans, it being understood that, for the purposes of this Section 8.2.1, “Loans” shall not refer to or include the LC Amount or any other amounts owing in respect of the Letters of Credit.

(iii)                               Clauses (iv) and (v) of Section 8.2.3 of the Credit Agreement are amended and restated in their entirety, and the following clause (vi) is added to the end of Section 8.2.3, each to read as follows:

(iv) Permitted Purchase Money Indebtedness;

(v) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and

(vi) Indebtedness owed by UIC (which may be guaranteed by AAI) under the Convertible Senior Notes due 2024, provided that the principal amount of such Indebtedness shall not exceed $120,000,000.

(iv) Clause (iii) of Section 8.2.7 of the Credit Agreement is amended and restated in its entirety to read as follows:

(iii) stock repurchases in an aggregate amount not to exceed $55,000,000 during the term of this Agreement; provided, however, that additional stock repurchases in an aggregate amount not to exceed $25,000,000 may be made solely from the proceeds of the issuance of the Convertible Senior Notes due 2024.

(v)                                 The following Section 8.2.16 is added to the Credit Agreement after Section 8.2.15 thereof:

8.2.16                  No Voluntary Prepayments of Convertible Senior Notes due 2024.  Except to the extent required by the Indenture (as in effect on the date that the first Convertible Senior Notes due 2024 are issued thereunder) and as described in the Preliminary Offering Memorandum, (a) guarantee (except for AAI), provide any collateral for, or otherwise provide any credit support for, any of the Convertible Senior Notes due 2024, (b) make any principal payment on, purchase, or repurchase (or agree to purchase or repurchase) any of the Convertible Senior Notes due 2024, except for principal payments and purchases for consideration consisting solely of common stock of UIC (and payments of cash for fractional shares of common stock of UIC in connection with a purchase or repurchase of the Convertible Senior Notes due 2024 for shares of UIC common stock), (c) purchase for cash or repurchase for cash (or agree to purchase or repurchase for cash) any of the Convertible Senior Notes due 2024 if UIC has the option of paying such amount in the form of common stock (other than payments in cash for fractional shares of common stock of UIC in connection with a purchase or repurchase of the Convertible Senior Notes due 2024 for shares of UIC common stock), or (d) pay any amount of interest in cash (other than for fractional shares of UIC common stock of UIC) if UIC has the option of paying such amount in the form of common stock (for example, in the case of additional interest that is payable if an automatic conversion occurs prior to September 15, 2009)(other than payments in cash for fractional shares of UIC common stock in connection with a purchase or repurchase of the Convertible Senior Notes due 2024 for shares of UIC common stock); provided, that UIC may make any such cash payment of principal, purchase for cash and repurchases for cash and cash interest payments referred in clauses (b), (c) and (d) of this Section 8.2.16 (each, a “Clause (b), (c) and (d) Payment”) so long as at the time of such payment (x) no Default or Event of Default has occurred and is continuing, and (y) the Borrowers have delivered to the Lender the financial statements of the Borrowers with respect to the immediately preceding fiscal quarter and computations evidencing that, at the time of such payment and after giving effect thereto (1) the Borrowers are in compliance with Section 8.3.1 of the Credit Agreement on a Pro Forma Basis and (2) the Borrowers have Liquidity of not less than $15,000,000.

(vi)                              Section 8.3.2 of the Credit Agreement is amended and restated in its entirety to read as follows:

8.3.2                        Maximum Balance Sheet Leverage Ratio:  not permit the ratio of UIC and its Subsidiaries’ (a) the result of (i) total liabilities, as determined on a consolidated basis in accordance with GAAP (but, without duplication, including all LC Amounts as liabilities) minus (ii) cash balances of UIC and its Subsidiaries, to (b) Tangible Total Net Worth, to exceed (x) 5.75 to 1.00 as at September 30, 2004, (y) 5.25 to 1.00 as at December 31, 2004 and (z) 5.00 to 1.00 as at the end of any fiscal quarter ending on or after March 31, 2005.

(vii)                           The words “or any petition for an order for relief shall be filed by or against any Borrower under the Bankruptcy Code (and shall not be discharged within 60 days))” are deleted from Section 11.1.8 and the following words are substituted therefor:  “or any bankruptcy, reorganization or other case or proceeding is commenced by or against any Borrower under any bankruptcy or insolvency law (which case or proceeding, in the case of an involuntary proceeding commenced against a Borrower, is not discharged within 60 days after the commencement thereof)”.

(viii)                        The following Sections 11.1.14, 11.1.15 and 11.1.16 are added to the end of Section 11 of the Credit Agreement after Section 11.1.13 thereof to read as follows:

11.1.14            Events of Default Under Indenture.  There shall occur any “event of default”, as defined in the Indenture (or any other event as a result of which the holders of the Convertible Senior Notes due 2024 have the right to accelerate the maturity thereof).

11.1.15            Termination of Trading.  The common stock of UIC is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

11.1.16            Change in Control.  A Change in Control shall occur.

(ix)                                Section 11.2 of the Credit Agreement is amended by deleting the reference to “Section 11.1.10” therein and substituting a reference to “Section 11.1.8”.

(x)                                   The definition of “Sublimit Reserve Amount” appearing in Appendix A of the Credit Agreement is hereby deleted and the definition of “Consolidated Fixed Charge Coverage Ratio” appearing in Appendix A of the Credit Agreement is amended and restated in its entirety as follows:

Consolidated Fixed Charge Coverage Ratio – means for the period in question, the ratio of (a) the sum of EBITDA plus (in each case to the extent deducted from income for the purpose of calculating EBITDA) accruals for pension liabilities and losses incurred due to the cessation of business of the transportation division, minus Unfunded Capital Expenditures of UIC and its Subsidiaries, divided by (b) the sum of cash taxes, dividends, principal payments on the Convertible Senior Notes due 2024 (whether voluntary, scheduled or unscheduled), scheduled principal payments of the Loans and any other Indebtedness, including Capitalized Lease Obligations, all interest in respect of Indebtedness (including, without limitation, interest on the Convertible Senior Notes due 2024) accrued or paid (whether or not actually paid during such period) and all fees and expenses payable under this Agreement, cash payments related to asbestos litigation claims, cash payments to fund underfunded pension liabilities, and net cash payments relating to or arising from the cessation of the transportation division, each case with respect to UIC and its Subsidiaries as determined in accordance with GAAP.

(xi)                                The following definitions are added in alphabetical order to Appendix A to the Credit Agreement:

Change in Control–The occurrence of any of the following:

(a)                                  any “person” or group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of UIC’s capital stock entitled to vote generally in the election of directors (“voting stock”);

(b)                                 the following persons cease for any reason to constitute a majority of UIC’s board of directors:

(i)                                     individuals who on the first issue date of the Convertible Senior Notes due 2024 constituted UIC’s board of directors; and

(ii)                                  any new directors whose election to UIC’s board of directors or whose nomination for election by UIC’s shareholders was approved by at least a majority of UIC’s directors then still in office who were either directors on such first issue date of the Convertible Senior Notes due 2024 or whose election or nomination for election was previously so approved;

(c)                                  UIC consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, UIC, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of UIC’s voting stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to the transaction;

(d)                                 the sale, transfer, lease, conveyance or other disposition of all or substantially all of UIC’s property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

(e)                                  UIC distributes to all or substantially all of the holders of UIC’s common stock UIC’s assets, cash, debt securities or certain rights to purchase UIC’s securities, which distribution has a per share value exceeding 10% of the closing price of UIC’s common stock on the day preceding the declaration date for such distribution; or

(f)                                    UIC is liquidated or dissolved or holders of UIC’s capital stock approve any plan or proposal for UIC’s liquidation or dissolution.

However, a “Change in Control” will not be deemed to have occurred if either:

(1)                                  the closing sale price per share of UIC’s common stock for each of any five trading days during the 10 trading days immediately preceding the Change in Control is at least 120% of the conversion price of the Convertible Senior Notes due 2024 in effect on such trading day; or

(2)                                  in the case of a merger or consolidation, all of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the Change in Control consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control), and, as a result of such transaction or transactions, the Convertible Senior Notes due 2024 become convertible solely into such common stock and associated rights.

Clause (b), (c) and (d) Payments – as defined in Section 8.2.16 of this Agreement.

Convertible Senior Notes due 2024 – the convertible senior notes issued by UIC pursuant to and defined in the Indenture in the original principal amount of $100,000,000 and up to an additional $20,000,000 in principal amount of such convertible senior notes that are issuable in the event that the initial purchasers of such notes elect to exercise, within 13 days after the first issuance of such convertible senior notes, their option to purchase such additional notes, all issued in accordance with the terms set forth in the Preliminary Offering Memorandum.

Indenture– the Indenture dated as of September 14, 2004, among UIC, AAI and U.S. Bank National Association, as Trustee, pursuant to which the Convertible Senior Notes due 2024 have been or will be issued, in the form that such Indenture is in on the date that the first Convertible Senior Notes due 2024 are issued thereunder.

Liquidity–as of any date of determination, an amount equal to the sum of (i) the Availability on such date plus (ii) Cash and Cash Equivalents of UIC on such date.

Preliminary Offering Memorandum—the Preliminary Offering Memorandum of UIC dated September 8, 2004 relating to the Convertible Senior Notes due 2024.

Pro Forma Basis– means, in connection with the determination of Consolidated Fixed Charge Coverage Ratio for any period, that such determination shall be made on the assumption that any Clause (b), (c) and (d) Payment that has been made or is being made during the fiscal quarter in which the Consolidated Fixed Charge Coverage Ratio is being determined on a Pro Foma Basis shall be deemed to have been made on the last day of the fiscal quarter ending immediately preceding the date of determination.

Section 2.                                          Conditions to Effectiveness of Agreement.  This Agreement shall become effective as of the date that the following conditions shall have been satisfied (the date of satisfaction of such conditions being referred to herein as the “Agreement Effective Date”):

(i)                                     The Lender shall have executed this Agreement and shall have received a copy of this Agreement duly executed by the Borrowers.

(ii)                                  The Borrowers shall have paid a fee of $25,000 to Lender in consideration of the amendments set forth herein.

(iii)                               The Borrowers shall have paid to counsel for the Lender the amount of reasonable fees and disbursements owed to such counsel in connection with this Agreement and matters related hereto.

(iv)                              The Lender shall have received such other information, approvals, opinions, documents or instruments as it may reasonably request, including, without limitation, a copy of the Preliminary Offering Memorandum.

(v)                                 The Senior Convertible Notes due 2024 shall have been issued under the Indenture and in accordance with the Preliminary Offering Memorandum.

Section 3.                                          Representations and Warranties.  In order to induce the Lender to enter into this Agreement, the Borrowers jointly and severally represent and warrant to the Lender that, as of the Agreement Effective Date, after giving effect to the effectiveness of this Agreement, the following statements are true and correct in all material respects:

(i)                                     Authorization of Agreements. The execution and delivery of this Agreement by each Borrower and its performance under the Credit Agreement as amended by this Agreement (the “Amended Agreement”) are within each such Borrower’s corporate powers and have been duly authorized by all necessary corporate action on the part of each such Borrower.

(ii)                                  No Conflict. The execution and delivery by each Borrower of this Agreement and the performance by each Borrower of the Amended Agreement do not contravene any such Borrower’s certificate of incorporation or bylaws or any other contractual restriction where such a contravention has a reasonable possibility of having a Material Adverse Effect or contravening any law or governmental regulation or court decree or order binding on or affecting any such Borrower.

(iii)                               Binding Obligation. This Agreement has been duly executed and delivered by each Borrower and this Agreement and the Amended Agreement constitute the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by general principles of equity.

(iv)                              Governmental Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required for the due execution, delivery or performance of this Agreement by any Borrower.

(v)                                 Incorporation of Representations and Warranties from Credit Agreement. Other than as amended hereby each of the representations and warranties set forth in Section 7 of the Credit Agreement is true and correct as of the date hereof.

Section 4.                                          Acknowledgement.  Each Borrower acknowledges and agrees that each of the Security Documents to which it is a party or otherwise bound shall continue in full force and effect. Each Borrower hereby agrees and confirms that each Security Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, the payment and performance of all obligations guaranteed or secured thereby, as the case may be, and that none of the Borrowers has any defense, offset, counterclaim or right of recoupment with respect to the Obligations of the Borrowers under the Amended Agreement.

Section 5.                                          Miscellaneous.

(i)                                     Effect on the Credit Agreement and the Other Loan Documents. Except as specifically set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and the Borrowers remain bound to pay and perform their obligations thereunder.

(ii)                                  Applicable Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO SUCH ANY LAWS RELATING TO CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(iii)                               Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

(iv)                              Counterparts and Incorporation. This Agreement may be executed by the parties hereto in several counterparts and by the different parties on separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same instrument.  A facsimile or other electronic copy of an executed counterpart shall have the same effect as the original executed counterpart.  Following execution and delivery of this Agreement, any reference to the Credit Agreement shall be deemed a reference to such document as hereby amended.

(v)                                 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

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IN WITNESS WHEREOF, this Tenth Amendment Agreement has been duly executed and delivered as of the day and year first above written.

FLEET CAPITAL CORPORATION

By:	/s/ Matthew Bourgeois
Name:	Matthew Bourgeois
Title:	Vice President

UNITED INDUSTRIAL CORPORATION

By:	/s/ Frederick M. Strader
Name:	Frederick M. Strader
Title:	President and Chief Executive Officer

AAI CORPORATION

By:	/s/ Frederick M. Strader
Name:	Frederick M. Strader
Title:	President and Chief Executive Officer

DETROIT STOKER COMPANY

By:	/s/ Frederick M. Strader
Name:	Frederick M. Strader
Title:	Chief Executive Officer

AAI ENGINEERING SUPPORT INC.

By:	/s/ Frederick M. Strader
Name:	Frederick M. Strader
Title:	Chief Executive Officer

AAI/ACL TECHNOLOGIES, INC.

By:	/s/ Frederick M. Strader
Name:	Frederick M. Strader
Title:	Chief Executive Officer

Signature Page to Tenth Amendment Agreement